EXHIBIT 99.1

Crown Media Holdings Announces Operating Results for Fourth Quarter of 2007

STUDIO CITY, CA — March 12, 2008 - Crown Media Holdings, Inc. (NASDAQ:CRWN) today reported its operating results for the quarter and year ended December 31, 2007.

Operating Highlights for the Quarter

•                  Revenue growth.  Crown Media’s net revenue in the fourth quarter of 2007 increased 19% to $69.6 million, from $58.4 million in the prior year’s fourth quarter. The Company experienced an increase of 21% in advertising revenues to $63.0 million and a 3% increase in subscriber fee revenues to $6.4 million.  For the full year, Crown Media’s total net revenue increased 17% to $234.4 million from $201.2 million in the prior year.  Substantial growth was experienced in advertising revenues, which increased 18% to $206.2 million, and in subscriber fees which increased 12% to $27.8 million.

•                  Continued subscriber increase.  Hallmark Channel subscribers increased 12% by approximately 9.3 million to 83.9 million as of December 31, 2007, from 74.6 million subscribers as of December 31, 2006.

•                  Successful renewal of distribution agreements.  During the fourth quarter, the Company announced the successful renewal of its distribution agreement with Comcast Corporation.  Earlier in the year, Crown Media completed the renewal of its distribution agreements with Echostar and NCTC, and since the end of 2007, the Company reported renewing its distribution agreements with Time Warner and DIRECTV.  As a result, over the past twelve months, the Company has entered into renewed multi-year distribution agreements on favorable terms with its distribution partners covering 71 million of its 84 million subscribers.

•                  Record ratings.  For the fourth quarter of 2007, Hallmark Channel delivered its highest rated quarter, month, week, and day in our network history.  According to Nielsen, the channel ranked 8th among all 69 ad-supported networks for Prime Time with a 1.2 household rating, marking the 19th straight month as a top-ten channel in Prime Time.

•                  Popular holiday programming.  The Company’s rating success in the fourth quarter was fueled in part by the popularity of the Company’s original holiday-themed programming.  According to Nielsen, this marked the second year that Hallmark Channel was the number one destination for holiday weekends.  For three straight weeks our holiday original premieres on Saturday night were the number one ranked Prime Time programs of the day among all 80 ad-supported cable networks.  A Grandpa for Christmas delivered a 3.2 household rating, followed by All I Want For Christmas, delivering a 3.1 household rating, and The Note, with Genie Francis, earning a 3.4 household rating.

 “We have had a truly remarkable year,” noted Henry Schleiff, President and CEO of Crown Media.  “We delivered continued strong ratings culminating in a record-breaking December, we have continued to expand our distribution at a rapid pace with 84 million subscribers to-date, and advertisers’ recognition of the value of our brand and the quality of our programming has given us another year of double digit growth in advertising revenues.  Most importantly, over the past twelve months we have completed the renewal of the vast majority of our distribution agreements on fair and reasonable terms, which will contribute to the generation of operating cash flow for 2008 and beyond.

“Hallmark Channel brand and quality will be extended next month with the launch of our Hallmark Movie Channel in high definition — home of the greatest family movies of all-time.  As we look ahead to the remainder of 2008, our focus will be on expanded distribution of Hallmark Movie Channel, which I believe represents a tremendous growth opportunity for the future, continued growth in distribution and advertising for Hallmark Channel, and financial success for Crown Media.”

Financial Results

Historical financial information is provided in tables at the end of this release.  On December 15, 2006, the Company completed the sale of its film assets.

Operating Results

Crown Media reported revenue of $69.6 million for the fourth quarter of 2006, a 19% increase from $58.4 million for the fourth quarter of 2006. Subscriber fee revenue increased 3% to $6.4 million, from $6.2 million in the prior year’s quarter as a result of higher net effective rates on average, primarily due to a decrease in subscriber acquisition fees applied against revenue, and an increase in the number of subscribers.  Advertising revenue increased 21% to $63.0 million during the quarter, from $52.0 million in the fourth quarter of 2006, reflecting the growth in subscribers and an increase in advertising rates, offset in part by lower than expected ratings.

Crown Media reported revenue of $234.4 million for the year ended December 31, 2007, a 17% increase from $201.2 million for the prior year. Subscriber fee revenue increased 12% to $27.8 million, from $24.9 million in the prior year’s period.  Advertising revenue increased 18% to $206.2 million from $174.2 million in the prior year. Licensing fees for our film library decreased to $0 from $1.8 million in the prior year, relating to the sale of our film assets in December 2006. Sublicense fees and other revenue increased to $378,000 in 2007 from $305,000 in 2006.

For the fourth quarter of 2007, cost of services decreased 3% to $51.5 million from $53.1 million during the same quarter of 2006. Within cost of services, programming expenses decreased 19% quarter over quarter to $39.9 million, primarily due to $16.4 million of NICC program license fees which were written-down to their estimated net realizable values during 2006, offset in part by expensing certain affiliate programming after one airing and continued increases in the market cost of program licenses.

For the quarter ended December 31, 2006, amortization of film assets was a negative $7.0 million as compared to $0 during the same quarter of 2007 primarily due to the decrease in licensing fees from our film library discussed above and the reduction of our residual and participation assets related to the sale of our film library in December 2006.

Subscriber acquisition fee expense was $8.3 million in the fourth quarter of 2007 versus $7.8 million in the same period of 2006. The Company amortizes these costs over the remaining life of the distribution agreement. Other cost of services and amortization of our capital lease increased 22% from $2.7 million to $3.3 million for the fourth quarter of 2007, primarily due to a $586,000 increase in bad debt expense.

Selling, general and administrative expenses increased to $21.6 million for the quarter ended December 31, 2007, from $11.3 million in the year earlier period primarily due to a $3.9 million increase in bonus expense and a $7.4 million increase in legal expense (relating to the January 2, 2008, NICC Modification and Termination Agreement). Marketing expenses of $7.9 million for the quarter ended December 31, 2007, increased from $7.2 million for the quarter ended December 31, 2006.

For the year ended December 31, 2007, cost of services decreased 54% to $202.5 million from $436.2 million during the prior year. Within cost of services, programming expenses increased 8% period over period to $164.4 million.  For 2006, impairments of film assets of $225.8 million were recorded. For the year ended December 31, 2006, amortization of film assets was $14.7 million, as compared to a negative expense of $5.3 million for the year ended December 31, 2007, related to a change in estimate of our residual and participation liability. Selling, general and administrative expenses increased to $61.4 million for the year ended December 31, 2007, from $43.8 million in the year earlier due to a $7.8 million increase and a $1.4 million increase in compensation expense related to the obligations of restricted stock units and stock appreciation rights, respectively, a $1.7 million increase in commissions expense, a $6.4 million increase in legal expense, a $2.5 million increase in bonus expense, a $962,000 increase in research expense and other miscellaneous increases, offset in part by a $1.2 million decrease in depreciation and amortization expense primarily related to assets becoming fully depreciated and a $3.7 million decrease in severance expense.  Marketing expenses increased to $19.7 million for the year ended December 31, 2007, from $16.0 million in the year earlier. In 2007 the Company had five marketing promotions per year as compared to four marketing promotions in 2006 due to management’s cost savings efforts.

Adjusted EBITDA was a loss of $830,000 for the fourth quarter of 2007 compared to an Adjusted EBITDA loss of $9.7 million for the same period last year. Cash provided by continuing operating activities totaled $15.3 million for the fourth quarter of 2007 compared to cash used in continuing operating activities of $12.6 million for the same period last year.  The net loss for the quarter ended December 31, 2007, totaled $37.3 million, or $0.37 per share, compared to $30.0 million, or $0.29 per share, in the fourth quarter of 2006.

Adjusted EBITDA was a loss of $11.3 million for the year ended December 31, 2007 compared to an Adjusted EBITDA loss of $16.5 million for the same period last year. Cash provided by continuing operating activities totaled $12.6 million for the year ended December 31, 2007, compared to cash used in continuing operating activities of $34.1 million for the same period last year. The net loss for the year ended December 31, 2007, totaled $159.0 million, or $1.53 per share, compared to $389.0 million, or $3.71 per share, in the prior year period.

Conference Call and Webcast to be Held Wednesday, March 12th at 11:00 a.m. ET

Crown Media Holdings’ management will conduct a conference call today at 11:00 a.m. Eastern Time to discuss the results of the fourth quarter and full year of 2007.  Investors and interested parties may listen to the call via a live webcast accessible through the investor relations’ section of the Company’s web site at www.hallmarkchannel.com, or by dialing (800) 688-0796 (Domestic) or (617) 614-4070 (International) and requesting the “Fourth Quarter Earnings for Crown Media” call.  For those listeners accessing the call through the Company’s website, please register and download audio software at the site at least 15 minutes prior to the start time.  The webcast will be archived on the site, while a telephone replay of the call is available for 7 days beginning at 1:00 p.m. Eastern Time, March 12th, at 888-286-8010 or 617-801-6888 (international callers), using reservation number 93357113.

About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ: CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming.  The Company currently operates and distributes the Hallmark Channel in the U.S. to approximately 84 million subscribers.  The program service is distributed through 5,450 cable systems and communities as well as direct-to-home satellite services across the country.   Hallmark Channel consistently ranks among the top ten ad-supported cable networks in Total Day and Prime Time household ratings and is the nation’s leading network in providing quality family programming.  Crown Media also operates a second 24-hour linear channel, Hallmark Movie Channel, and will launch Hallmark Movie Channel HD in April 2008.  Significant investors in Crown Media Holdings include: Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co.; VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition; and The DIRECTV Group, Inc.

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; Crown Media’s ability to address its liquidity needs; Crown Media’s incurrence of losses; and Crown Media’s substantial indebtedness affecting its financial condition and results; and other risks detailed in the

Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s 10-K Report for the year ended December 31, 2007.  Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Use of Adjusted EBITDA

Crown Media evaluates operating performance based on several factors, including Adjusted EBITDA.  Our calculation of Adjusted EBITDA adds back to net loss impairment of film assets, other non-cash expenses and other items mentioned below. The Company no longer has an EBITDA covenant in its bank credit agreement.

Our measure of Adjusted EBITDA differs from the normal definition of EBITDA (earnings before interest, taxes, depreciation and amortization) used by most companies. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, subscriber acquisition fee amortization, amortization of film assets, impairment charges, other non-cash expenses and all cash and non-cash items related to the sale of our international business in April 2005. For this purpose, restricted stock unit compensation and retention program are treated as non-cash items, although they may result in cash payments during subsequent periods.  Our credit facility contained a covenant that used this adjusted EBITDA measure.  Our bank credit facility is material because it is a significant part of our liquidity and liabilities, and compliance with the covenants is an important part of the requirements of our credit facility.  See “Selected Fourth Quarter Unaudited Financial Information” below for a reconciliation to GAAP net income.  Consequently, management views Adjusted EBITDA as a critical measure of our operating performance to meet our debt covenants and monitors this measure closely. We disclose Adjusted EBITDA so that our investors can have some of the same information available to our management to evaluate their investment in our Company.

We also believe that an Adjusted EBITDA provides an indication of the Company’s ability to generate cash flows from operating activities since our non-cash expenses are excluded from our calculation of Adjusted EBITDA. A significant portion of the Company’s cost structure related to the amortization of film assets and subscriber acquisition costs, which are significant non-cash charges. The Adjusted EBITDA calculation allows the Company to assess how much is available to pay debt service and gives a further indication of how much remains to fund discretionary expenditures such as the acquisition of programming or additional subscriber base. However, Adjusted EBITDA should be considered in addition to, not as a substitute for, historical operating income or loss, net loss, cash flow from operations and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

Adjusted EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flow from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash basis, exclusive of non-cash items of income and expenses such as depreciation, amortization, loss from discontinued operations and impairment of film assets. In contrast, Adjusted EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, Adjusted EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA or our Adjusted EBITDA and believe that our calculation of Adjusted EBITDA is probably calculated differently than presentations of EBITDA by other entities because our calculation was based upon the definition in a bank credit agreement.

For additional information, please contact:
Investors and Press	Media
Mindy Tucker	Nancy Carr
IR Focus	Crown Media
914.725.8128	818.755.2643
mindy@irfocusllc.com	nancycarr@hallmarkchannel.com

Crown Media Holdings, Inc.

Selected Unaudited Financial Information

($ in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Revenues:
Subscriber fees	$6,421	$6,236	$27,812	$24,869
Advertising	62,916	51,722	205,666	172,950
Advertising by Hallmark Cards	118	295	508	1,240
Film asset license fees	—	38	—	1,815
Sublicense fees and other revenue	118	75	378	305
Total revenue	69,573	58,366	234,364	201,179
Cost of services:
Affiliate programming	4,892	17,926	26,041	27,080
Non-affiliate programming	35,041	31,651	138,368	125,113
Amortization of film assets	—	(6,964)	(5,260)	14,739
Impairment of film assets	—	—	—	225,832
Subscriber acquisition fee amortization	8,268	7,784	30,996	31,044
Amortization of capital lease	290	289	1,158	1,157
Other cost of services	3,029	2,435	11,222	11,273
Total cost of services	51,520	53,121	202,525	436,238
Selling, general & administrative expenses	21,604	11,272	61,432	43,761
Marketing expense	7,883	7,170	19,733	16,021
Depreciation and amortization	386	548	1,656	2,865
Gain on sale of film library		(8,238)		(8,238)
Loss from continuing operations before interest expense	(11,820)	(5,507)	(50,982)	(289,468)
Interest expense	(25,579)	(25,858)	(108,164)	(98,935)
Loss from continuing operations	(37,399)	(31,365)	(159,146)	(388,403)
Gain from sale of discontinued operations	114	1,377	114	1,530
Loss before cumulative effect of change in accounting principle	(37,285)	(29,988)	(159,032)	(386,873)
Cumulative effect of change in accounting principle	—	—	—	(2,099)
Net loss	$(37,285)	$(29,988)	$(159,032)	$(388,972)
Net loss per share	$(0.37)	$(0.29)	$(1.53)	$(3.71)
Weighted average shares outstanding	101,787	104,788	104,038	104,788

Crown Media Holdings, Inc.

Unaudited Consolidated Balance Sheet Data

(In thousands)

	As of December 31,	As of December 31,
	2007	2006

ASSETS

Cash and cash equivalents	$1,974	$13,965
Accounts receivable, less allowance for doubtful accounts of $242 and $246, respectively	68,241	57,079
Program license fees - affiliates	649	115
Program license fees - non-affiliates	119,523	111,909
Prepaid and other assets	4,478	4,226
Prepaid program license fee assets	8,361	10,271
Total current assets	203,226	197,565
Accounts receivable	0	850
Program license fees - affiliates	2,543	274
Program license fees - non-affiliates	129,268	185,620
Subscriber acquisition fees, net	3,333	41,665
Property and equipment, net	15,962	16,313
Goodwill	314,033	314,033
Prepaid and other assets	7,876	11,463
Total assets	$676,241	$767,783

Crown Media Holdings, Inc.

Unaudited Consolidated Balance Sheet Data

(In thousands)

	As of December 31,	As of December 31,
	2007	2006
LIABILITIES AND STOCKHOLDERS’ DEFICIT

LIABILITIES
Accounts payable and accrued liabilities	$25,226	$18,428
Audience deficiency reserve	15,620	8,160
Accrued restricted stock units	4,609	1,513
Subscriber acquisition fees payable	29	2,071
License fees payable to affiliates	1,628	2,275
License fees payable to non-affiliates	107,749	96,085
Payables to RHI affiliates	—	168
Payables to affiliates	18,951	13,777
Payable to buyer of international business	4,066	5,098
Credit facility and interest payable	19,583	59
Capital lease obligations	738	672
Deferred revenue	728	—
Deferred credit from transition services agreement	447	1,213
Total current liabilities	199,374	149,519
Accrued liabilities	18,056	25,291
License fees payable to non-affiliates	56,521	88,951
Payables to affiliates	4,041	—
Note and interest payable to HC Crown	101,360	93,465
Note and interest payable to Hallmark Cards affiliate	57,868	53,364
Payable to buyer of international business	1,698	4,771
Senior unsecured note to HC Crown, including accrued interest	621,266	562,167
Credit facility	50,000	87,633
Note and interest payable to Hallmark Cards affiliate	158,753	146,397
Note and interest payable to Hallmark Cards	22,075	—
Capital lease obligations	14,760	15,498
Company obligated mandatorily redeemable preferred interest	18,690	16,483
Deferred revenue	674	—
Deferred credit from transition services agreement	2,100	3,188
Obligation to NICC for the repurchase of Class A common stock, extinguished January 2, 2008, $.01 par value; 4,357,066 and 0 shares issued and outstanding as of December 31, 2007 and 2006, respectively	32,765	—
Total liabilities	1,360,001	1,246,727
Commitments and contingencies
STOCKHOLDERS’ DEFICIT
Class A common stock, $.01 par value; 200,000,000 shares authorized; 69,760,588 and 74,117,654 shares issued and outstanding as of December 31, 2007 and 2006, respectively	698	741
Class B common stock, $.01 par value; 120,000,000 shares authorized; 30,670,422 shares issued and outstanding as of both December 31, 2007 and 2006	307	307
Paid-in capital	1,411,291	1,457,032
Accumulated deficit	(2,096,056)	(1,937,024)
Total stockholders’ deficit	(683,760)	(478,944)
Total liabilities and stockholders’ deficit	$676,241	$767,783

Crown Media Holdings, Inc.

Selected Unaudited Financial Information

($ in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Net loss	$(37,285)	$(29,988)	$(159,032)	$(388,972)
Gain on sale of discontinued operations	(114)	(1,377)	(114)	(1,530)
Gain on sale of film library	—	(8,238)	—	(8,238)
Cumulative effect of change in accounting principle	—	—	—	2,099
Amortization of film assets	—	(6,964)	(5,260)	14,739
Impairment of film assets	—	—	—	225,832
Subscriber acquisition fee amortization expense	9,922	9,983	37,473	39,778
Depreciation and amortization	676	837	2,814	4,022
Interest expense	25,579	25,858	108,164	98,935
Restricted stock unit compensation (benefit)	392	176	4,637	(3,140)
Adjusted earnings before interest, taxes, depreciation amortization and discontinued operations	$(830)	$(9,713)	$(11,318)	$(16,475)

Programming and other amortization	39,676	49,249	163,182	151,050
Provision for allowance for doubtful account	71	(515)	166	(261)
Changes in operating assets and liabilities:
Additions to program license fees	(16,899)	(43,933)	(118,475)	(96,197)
Change to subscriber acquisition fees	—	(626)	858	(850)
Change in subscriber acquisition fees payable	(836)	(96)	(2,042)	(10,167)
Interest paid	(1,936)	(4,483)	(8,657)	(18,704)
Changes in other operating assets and liabilities, net of adjustments above	(3,916)	(2,525)	(11,153)	(42,457)
Net cash used in continuing operating activities	$15,330	$(12,642)	$12,561	$(34,061)

Crown Media Holdings, Inc.

Selected Unaudited Financial Information

($ in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Net cash provided by (used in) continuing operating activities	$15,330	$(12,642)	$12,561	$(34,061)
Net cash (used in) provided by investing activities	(1,757)	150,834	(5,752)	142,983
Net cash used in financing activities	(11,602)	(134,025)	(18,800)	(110,883)
Net increase (decrease) in cash and cash equivalents	1,971	4,167	(11,991)	(1,961)
Cash equivalents, beginning of period	3	9,798	13,965	15,926
Cash equivalents, end of period	$1,974	$13,965	$1,974	$13,965